Filed Pursuant to Rule 433 Registration Nos. 333-226056 and 333-226056-01

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

March 15, 2021

Issuer:	NextEra Energy Capital Holdings, Inc.
Designations:	0.65% Debentures, Series due March 1, 2023 (“Fixed Rate Debentures”)
Floating Rate Debentures, Series due March 1, 2023 (“Floating Rate Debentures”)
Registration Format:	SEC Registered
Principal Amount:	Fixed Rate Debentures:	$2,000,000,000
	Floating Rate Debentures:	$500,000,000
Date of Maturity:	March 1, 2023
Interest Payment Dates:	Fixed Rate Debentures: Semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2021
Floating Rate Debentures: Quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning June 1, 2021
Coupon Rate:	Fixed Rate Debentures:	0.65%
	Floating Rate Debentures:	Floating rate based on Compounded SOFR plus 0.54%; reset quarterly on each March 1, June 1, September 1 and December 1 of each year, beginning June 1, 2021.
Price to Public:	Fixed Rate Debentures:	99.990% of the principal amount thereof
	Floating Rate Debentures:	100.000% of the principal amount thereof
Benchmark Treasury with
respect to Fixed Rate
Debentures:	0.125% due February 28, 2023
Benchmark Treasury Yield
with respect to Fixed
Rate Debentures:	0.155%
Spread to Benchmark
Treasury Yield with
respect to Fixed Rate
Debentures:	50 basis points

Reoffer Yield with respect
to Fixed Rate
Debentures:	0.655%
Redemption:	Not redeemable at the option of NextEra Energy Capital Holdings, Inc. prior to maturity
Trade Date:	March 15, 2021
Settlement Date:	March 17, 2021
CUSIP / ISIN Number:	Fixed Rate Debentures:	65339K BU3/US65339KBU34
	Floating Rate Debentures:	65339K BV1/US65339KBV17

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Credit Suisse Securities (USA) LLC

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Hancock Whitney Investment Services, Inc.

Huntington Securities, Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

Junior Co-Managers:

C.L. King & Associates, Inc.

Guzman & Company

___________________

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Compounded SOFR” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated March 15, 2021.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.